Exhibit 4.1

DESCRIPTION OF SECURITIES REGISTERED PURSUANT TO SECTION 12

OF THE SECURITIES EXCHANGE ACT OF 1934

Overview

The following is a summary of information concerning the common stock of Fortune Brands Home & Security, Inc. (the “Company”, “we”, “us” or “our”), including certain provisions of our restated certificate of incorporation (“our charter”) and our amended and restated bylaws (“our bylaws”) and certain provisions of the Delaware General Corporate Law, as amended (the “DGCL”). The following descriptions do not purport to be complete statements of the relevant provisions of our charter, our bylaws or the DGCL. Our charter and our bylaws are included as Exhibits 3.1 and 3.2 to our Annual Report on Form 10-K.

Authorized Capital Stock

Our authorized capital stock consists of 750,000,000 shares of common stock, par value $0.01 per share, and 60,000,000 shares of preferred stock, par value $0.01 per share.

Dividends. Holders of shares of our common stock are entitled to receive dividends when, as and if declared by our Board of Directors out of funds legally available for that purpose, subject to any preferential rights of holders of any outstanding shares of preferred stock and any other class or series of stock having preference over the common stock as to dividends.

Voting Rights. The holders of our common stock are entitled to one vote for each share held of record on all matters submitted to a vote of our stockholders. In matters other than the election of directors, stockholder approval requires the affirmative vote of a majority of the voting power of our capital stock present in person or represented by proxy at the meeting and entitled to vote on the matter, voting as a single class, unless the matter is one upon which, by express provision of law, our charter or our bylaws, a different vote is required. Except with respect to vacancies or new directorships, directors are elected by the vote of the majority of the votes cast (meaning the number of shares voted “for” a nominee must exceed the number of shares voted “against” such nominee with “abstentions” and “broker non-votes” not counted as a vote cast either “for” or “against” that nominee’s election) at any meeting for the election of directors at which a quorum is present. However, in a contested election of directors, directors are to be elected by a plurality of the votes cast on the election of directors.

In addition to any other vote that may be required by law, applicable stock exchange rule or the terms of any series of our preferred stock, amendments to our certificate of incorporation must be approved by at least a majority of the voting power of all then outstanding shares of capital stock entitled to vote generally in the election of directors, voting as a single class. However, the vote of at least 75% of the voting power of all then outstanding shares of capital stock entitled to vote generally in the election of directors, voting as a single class, is required to amend certain provisions of our charter, including the provisions relating to the classified board of directors, stockholder action by written consent and stockholder amendment of our bylaws.

Our bylaws may be amended by the vote of at least a majority of our Board of Directors or the holders of at least 75% of the voting power of all then outstanding shares of capital stock entitled to vote generally in the election of directors, voting together as a single class.

Other Rights. Subject to the rights of any holders of preferred stock, upon our liquidation, dissolution or winding-up, after payment or provision for payment of our debts and other liabilities, the holders of our common stock are entitled to share ratably in all of our assets available for distribution to our stockholders.

No shares of our common stock are subject to redemption or have preemptive rights to purchase additional shares of our common stock or any other of our securities. There are no subscription rights, conversion rights or sinking fund provisions applicable to our common stock.

Preferred Stock

Our Board of Directors has the authority, without action by our stockholders, to designate and issue our preferred stock in one or more series and to designate the rights, preferences, limitations and privileges of each series of preferred stock, which may be greater than the rights of our common stock. It is not possible to state the actual effect of the issuance of any shares of our preferred stock upon the rights of holders of our common stock until our Board of Directors determines the specific rights of the holders of our preferred stock. However, the effects of the issuance of any shares of our preferred stock upon the rights of holders of our common stock might include, among other things:

•	restricting dividends on our common stock,

•	diluting the voting power of our common stock,

•	impairing the liquidation rights of our common stock and

•	delaying or preventing a change in control without further action by our stockholders.

Certain Provisions of Delaware Law, Our Charter and Our Bylaws

Certain provisions of Delaware law, our charter and our bylaws summarized below may have an anti-takeover effect and may delay, deter or prevent a tender offer or takeover attempt that some stockholders might consider to be in their best interests, including attempts that might result in a premium being paid over the market price for shares of our common stock. These provisions:

•	encourage potential acquirers to deal directly with our Board of Directors,

•	give our Board of Directors the time and leverage to evaluate the fairness of the proposal to all stockholders,

•	enhance continuity and stability in the composition of our Board of Directors and in the policies formulated by our Board of Directors and

•	discourage certain tactics that may be used in proxy fights.

Undesignated Preferred Stock. Without any vote or other action by our stockholders, our Board of Directors may designate and issue preferred stock with voting or other rights or preferences that could impede the success of any attempt to change control of the Company. These and other provisions may defer hostile takeovers or delay changes of control of our management.

No Stockholder Action by Written Consent; Special Meetings. Except as otherwise expressly provided by the terms of any series of our preferred stock permitting the holders of such series to act by written consent, any action required or permitted to be taken by our stockholders must be effected at a duly called annual or special meeting of our stockholders, and our charter specifically denies the ability of our stockholders to consent in writing to the taking of any action. Further, our charter and our bylaws provide that special meetings may be called only by the Chairperson of our Board of Directors, our Chief Executive Officer or our Board of Directors.

Requirements for Advance Notification of Stockholder Nomination and Proposals. Our charter requires that advance notice of stockholder nominations for the election of directors and of business to be brought by stockholders before any meeting of our stockholders must be given in the manner provided in our bylaws. To be in proper form, such notice must, among other things, set forth any derivative or hedging positions beneficially held by the proposing or nominating party (or any of its affiliates), the effect or intent of which is to mitigate loss to or manage the risk or benefit of changes in our share price or to change the voting power of such proposing or nominating party (or any of its affiliates) with respect to shares of our common stock. Generally, under our bylaws, to be timely notice must be received at the principal executive offices of the Company not less than 90 days nor more than 120 days prior to the first anniversary of the preceding year’s annual meeting. Notwithstanding the specific provisions of our bylaws, stockholders may request inclusion of proposals in our proxy statement pursuant to Rule 14(a)-8 under the Securities Exchange Act of 1934 or inclusion of nominees in our proxy statement pursuant to other proxy rules adopted by the Securities and Exchange Commission.

Classified Board of Directors. Subject to the rights of holders of any series of our preferred stock with respect to the election of directors, our charter provides for our Board of Directors to be divided into three classes as nearly equal in size as practicable. At each of our annual meetings of stockholders, the successors of the class of directors whose term expires at that meeting of stockholders will be elected for a three-year term, one class being elected each year by our stockholders.

No Stockholder Ability to Fill Director Vacancies. Our charter provides that, subject to the rights of holders of any series of our preferred stock with respect to the election of directors:

•	the number of directors shall be no less than five and no more than fifteen, and the exact number shall be fixed exclusively by a resolution of the Board of Directors,

•	a director may be removed from office by our stockholders only for cause and

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vacancies occurring on our Board of Directors for any reason and newly created directorships resulting from an increase in the number of directors may be filled only by vote of a majority of the remaining members of our Board of Directors.

No Cumulative Voting. Our charter provides that holders of shares of our common stock are not entitled to cumulate their votes in the election of directors.

Supermajority Requirements. Our charter provides that, in addition to any other vote that may be required by law, applicable stock exchange rule or the terms of any series of preferred stock, a vote of at least 75% of the voting power of all then outstanding shares of capital stock entitled to vote generally in the election of directors, voting together as a single class is required to adopt, amend or repeal certain provisions of our charter. In addition, our bylaws may only be amended by either the vote of at least a majority of our Board of Directors or the vote of at least 75% of the voting power of all then outstanding shares of capital stock entitled to vote generally in the election of directors, voting together as a single class.

Delaware Takeover Statute. Our charter does not exempt the application of Section 203 of the DGCL, an anti-takeover law.

In general, Section 203 prohibits a publicly-held Delaware corporation from engaging in a business combination with an interested stockholder for a period of three years following the date on which the person became an interested stockholder, unless the business combination or the transaction in which the person became an interested stockholder is approved in a prescribed manner. Generally, a “business combination” includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder, and, generally, an “interested stockholder” is a person that, together with its affiliates and associates, owns 15% or more of the corporation’s voting stock.